CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 25, 2011, accompanying the financial statements of Quality Municipals Income Trust, 6th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 790) as of April 30, 2011, and for the period from May 27, 2009 (date of deposit) through April 30, 2010 and for the year ended April 30, 2011 and the financial highlights for the period from May 27, 2009 (date of deposit) through April 30, 2010 and for the year ended April 30, 2011, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-158365) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
August 25, 2011